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                                                                  EXHIBIT 99(a)

[POPULAR, INC. LETTERHEAD]
                                              PO Box 362708
                                              San Juan, Puerto Rico 00936-2708
                                              Telephone (787) 765-9800



For additional information, please contact:
Mr. Jorge A. Junquera
Senior Executive Vice President
(787) 754-1685

May 8, 1997

POPULAR, INC. AUTHORIZED TO REPURCHASE UP TO 3 MILLION SHARES OF COMMON STOCK

    Mr. Richard L. Carrion, Chairman of the Board, President and Chief Executive Officer of Popular Inc., announced today that the Corporation's Board of Directors has authorized the Corporation's repurchase of up to 3 million shares of the outstanding common stock of the Corporation.

    Mr. Carrion explained that the repurchase program is being implemented to offset the issuance of shares in the Corporation's acquisitions of Roig Commercial Bank in Puerto Rico and National Bancorp, Inc., the parent of American Midwest Bank in Illinois.

    The new authorization for repurchase of shares replaces an authorization announced on December 15, 1994. The Corporation did not repurchase any shares under the prior authorization.

    Repurchases may be made in the open market, through one or more brokers or dealers, or in negotiated transactions.

    The 3 million shares authorized to be repurchased constitute 4.53% of the 66,153,776 shares of Popular, Inc. common stock currently outstanding.

    As of March 31, 1997, Popular, Inc. Tier 1 Capital Ratio was 13.35%. Total Capital Ration was 15.90% and its Leverage Ratio was 7.71%. Assuming that 3 million shares of common stock of the Corporation were repurchased at the closing price, on May 7, 1997, of $33.875, these ratios would have been as follows as of March 31, 1997: the Tier 1 Capital Ratio would have been 12.43%, the Total Capital Ratio would have been 15.00% and the Leverage Ratio would have been 7.14%.

    For further information, please contact Mr. Jorge A. Junquera, Senior Executive Vice President, at telephone (787) 754-1685.